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                                                                 EXHIBIT 21


                              LIST OF SUBSIDIARIES OF TRIATHLON BROADCASTING
COMPANY

                                                                 State of
                                                              Incorporation
                                                              -------------
a.    Triathlon Broadcasting of Little Rock, Inc.              Delaware
b.    Triathlon Broadcasting of Omaha, Inc.                    Delaware
c.    Triathlon Broadcasting of Lincoln, Inc.                  Delaware
d.    Triathlon Broadcasting of Spokane, Inc.                  Delaware
e.    Triathlon Broadcasting of Tri-Cities, Inc.               Delaware
f.    Triathlon Broadcasting of Wichita, Inc.                  Delaware
i.    Wichita Operating Company                                New York
g.    Wichita Acquisition Corp.                                New York


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